Exhibit 99.1

August 22, 2023

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your August 22, 2023, dividend of $0.16 per common share. This is a $0.01 per share, or 6.7%, increase in your dividend and it is the second consecutive quarter that we have raised the dividend. Our earnings remain strong, so an increase is warranted. Our stock closed at $17.40 on June 30, 2023.

For the second quarter 2023, we reported net income of $10.0 million or $0.64 per diluted share which represents a 30.3% increase over the second quarter 2022. Our net income of $22.9 million or $1.45 per diluted share for the six months ended June 30, 2023, represents a 41.8% increase over the first half 2022 performance. The increase over the prior year is a direct result of our good organic loan growth, our two acquisitions last year, and the rising interest rate environment.

Our net interest margin continues to drive our earnings and was a healthy 3.86% for the quarter and 3.99% year-to-date. However, like the rest of the industry, our margin is under pressure and did contract 25 basis points for the quarter.

The second quarter margin contraction was primarily a result of adding approximately $300 million in higher costing, brokered certificate of deposits to our balance sheet. This was done to enhance our liquidity position and to preserve our overnight borrowing capacity at the Federal Home Loan Bank. We felt this was extremely important, given the uncertainty at the time due to the three bank failures that occurred in early March. Rising deposit costs also contributed to the contraction. Our liquidity position remains strong, and we do not anticipate adding any additional brokered certificate of deposits for the remainder of the year.

I continue to believe that our low-cost deposit franchise is one of Civista’s most valuable characteristics and contributes significantly to our peer leading net interest margin and profitability. Approximately 34% of our deposits are in non-interest checking accounts, which helps us control our funding costs.

During the quarter, net loans and leases grew by $55.7 million or at an annualized rate of 8.8%. We had good loan demand across our entire footprint. At quarter-end, we had $211.3 million in undrawn construction lines, so we are optimistic that we will continue to grow our loan portfolio at or above a mid-single digit rate for the remainder of the year.

Despite the rising interest rate environment, the bank’s credit quality is good, and we continue to see no indication of any systemic deterioration in our customers’ financial conditions. We are, however, well positioned for any potential downturn and our ratio of allowance for loan losses to loans is 1.33% on June 30, 2023.

For the quarter our return on average assets was 1.12% compared to 1.00% for the same period ended June 30, 2022, and our return on average equity was 11.58% compared to 9.86% for the same period a year ago.

For further detail, financial statements for the second quarter 2023 are posted to our corporate website at www.CIVB.com.

At our April 18, 2023 Annual Meeting, Darci L. Congrove and Mark J. Macioce were appointed to the Civista Bancshares, Inc. and Civista Bank Board of Directors. Ms. Congrove is currently Managing Director of GBQ Partners, LLC, a large regional accounting firm in Columbus. Mr. Macioce is currently Vice President and Chief Information Officer for Kichler Lighting located in Independence, Ohio. They replaced William F. Ritzmann and Daniel J. White, who both retired from the corporate and bank boards in April. Also, retiring from the bank board was Barry W. Boerger. I want to welcome our new directors and recognize and thank Mr. Ritzmann, Mr. White, and Mr. Boerger for their many years of service to our organization.

In closing, I want to assure you that our capacity to preserve and protect your money is strong. We are committed to supporting our communities, earning your business, and becoming your trusted financial provider. At Civista, we truly value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.